Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (“Form S-3”) and in the related Prospectus of Apple Inc. for the registration of debt securities and to the incorporation by reference therein of our report dated October 31, 2012 (except for the Consolidated Statements of Comprehensive Income and Note 8 – Segment Information and Geographic Data, as to which the date is April 24, 2013) with respect to the consolidated financial statements of Apple Inc. included in its Current Report on Form 8-K dated April 24, 2013, and our report dated October 31, 2012 with respect to the effectiveness of internal control over financial reporting of Apple Inc. as of September 29, 2012 included in its Annual Report (“Form 10-K”) for the year ended September 29, 2012, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 29, 2013